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                                                                    Exhibit 10-K

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 18th day of September, 2002, by and between GUNDLE/SLT ENVIRONMENTAL, INC., a Delaware corporation, having its corporate headquarters located at 19103 Gundle Road, Houston, Texas 77073 (hereinafter referred to as the "Company"), and SAMIR T. BADAWI (hereinafter referred to as the "Employee"), to be effective as of January 1, 2002.

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Employee in an executive capacity and the Employee desires to enter the Company's employ.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the meanings prescribed below:

         Affiliate is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

         Base Salary shall have the meaning assigned thereto in Section 4.1 hereof.

         Bonus shall have the meaning assigned thereto in Section 4.2 hereof.

         Cause shall have the meaning assigned thereto in Section 5.3 hereof.

         Change in Control shall be deemed to have occurred if (i) the Company merges or consolidates, or agrees to merge or to consolidate, with any other corporation (other than a wholly-owned direct or indirect subsidiary of the Company) and in which Gundle/SLT Environmental, Inc. shareholders own less than 50% of the surviving, resulting or continuing entity, (ii) the Company sells, or agrees to sell, all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved, (iv) any third person or entity together with its Affiliates (other than Wembley Limited and its Affiliates or a management buyout of which Employee is a member) shall become or shall have publicly announced its intention to become (by tender offer or otherwise), directly or indirectly, the beneficial owner of at least 50% of the common stock of the Company or (v) the individuals who constitute the Board of Directors of the Company as of the Effective Date (the "Incumbent Board") shall cease for any reason to constitute at least a majority of the Board of Directors; provided, that any person becoming a director whose election or nomination for election was approved by a majority of the members of

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the Incumbent Board shall be considered, for the purposes of this Agreement, a member of the Incumbent Board.

         Common Stock means the Company's common stock, par value $.01 per share.

         Company means Gundle/SLT Environmental, Inc., a Delaware corporation with its corporate headquarters located at 19103 Gundle Road, Houston, Texas 77073.

         Competitive Business shall have the meaning assigned thereto in Section
9.2 hereof.

         Confidential Information shall have the meaning assigned thereto in
Section 8.2 hereof.

         Date of Termination means the earliest to occur of (i) the date of the Employee's death, (ii) the last day of Employment Period, or (iii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.7 hereof.

         Disability means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period of 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during an Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

         Effective Date means January 1, 2002.

         Employee means Samir T. Badawi, an individual residing at 5303 Holly Springs Drive, Houston, Texas 77056.

         Employment Period shall have the meaning assigned thereto in Section 3 hereof.

         Market shall have the meaning assigned thereto in Section 9.3 hereof.

         Notice of Termination shall have the meaning assigned thereto in
Section 5.7 hereof.

         Restricted Period shall have the meaning assigned thereto in Section
9.4 hereof.

         Vacation Time shall have the meaning assigned thereto in Section 4.4 hereof.

         Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

2.       General Duties of Company and Employee.

         2.1 The Company agrees to employ the Employee, and the Employee agrees to accept employment by the Company to serve as the President and Chief Executive Officer of the Company and to serve the Company as its Chairman of the Board of the Company. The authority, duties and responsibilities of the Employee shall include those consistent with such positions in business entities of similar size in the Company's industry and such other or additional duties as may from time to time be assigned to the Employee by the Board of

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Directors (or a committee thereof) consistent with such titles and positions.
While employed hereunder, the Employee shall devote reasonable time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities.

      2.2 The Employee agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company.

      2.3 The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's Code of Ethics and the Company's policy regarding trading in the Company's Common Stock or an Affiliate's common stock, as each is in effect from time to time during the Employment Period.

3. Term. Unless sooner terminated pursuant to other provisions hereof, the Employee's period of employment under this Agreement shall be a period of three years beginning on the Effective Date (the "Employment Period"). This Agreement and the Employment Period shall automatically be extended for successive twelve
(12) month terms unless either the Company or the Employee provides a written notice of its/his intent to not extend the Employment Period not less than 30 calendar days prior to the expiration of the then current Employment Period ("Automatic Extension"). Notwithstanding the foregoing, the Employee's employment shall cease and shall not extend past the last day of the month in which the Employee attains age 70.

4.    Compensation and Benefits.

      4.1 Base Salary. As compensation for services to the Company, the Company shall pay to the Employee until the Date of Termination an annual base salary of $400,000 (the "Base Salary"). The Board of Directors (or a committee thereof) shall review the Employee's Base Salary no less than annually and, in its discretion, may increase, but not decrease, the Base Salary based upon relevant circumstances. If the Employee's Base Salary is increased at any time, it may not thereafter be decreased below such amount. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company's established policy, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for insurance and other employee benefit plans.

      4.2 Bonus. In addition to the Base Salary, the Employee shall be awarded, for each fiscal year until the Date of Termination, an annual bonus (pursuant to a bonus or incentive plan maintained by the Company) in an amount to be determined by the Board of Directors (or a committee thereof) based upon a bonus program established for executives generally taking into account the Employee's Base Salary and position (the "Bonus"). For the year 2002, such Bonus shall be based upon: (i) the Company's achievement of targeted EBITDA and average working capital versus sales and achievement of business goals (together, the "Bonus Measures") as established by the Board of Directors in the approved budget; (ii) if the Company achieves the targeted amounts for the Bonus Measures, the Bonus shall be no less than 70% of the Employee's Base Salary; and
(iii) the Bonus shall be increased to the extent the Company's achievement of the Bonus Measures exceeds the targeted amounts, to a maximum of 140% of the

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Base Salary. Each Bonus shall be payable at a time to be determined by the Board of Directors (or a committee thereof) in its sole discretion but no later than thirty days after delivery to the Company of final financial statements certified by its auditors. The Bonus Measures and percentages of Base Salary used in 2002 shall be used as Bonus Measures and percentages of Base Salary for future Bonus years unless such Bonus Measures and percentages of Base Salary are changed or altered for participating executives generally by the Board in advance of the applicable future Bonus year.

      4.3 Stock Options. The Employee shall be entitled to receive grants of stock options when awarded to executives generally in amounts and on terms commensurate with his position, as determined from time to time by the Board of Directors acting in good faith subject to the terms of the applicable stock option plan and agreement.

      4.4 Vacation. Until the Date of Termination, the Employee shall be entitled to paid vacation during each one year period in accordance with the Company's standard practices for executives commencing on the Effective Date (the "Vacation Time"). Any Vacation Time not taken during the applicable one year period will not accrue and will expire on the applicable anniversary of the Effective Date.

      4.5 Incentive, Savings and Retirement Plans. Until the Date of Termination, the Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans and programs currently maintained or hereinafter established by the Company for the benefit of its executive officers and/or employees subject to the terms and conditions contained in the governing documents of such plans.

      4.6 Welfare Benefit Plans. Until the Date of Termination, the Employee and/or the Employee's family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees subject to the terms and conditions contained in the governing documents of such plans. Such welfare benefit plans may include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

      4.7 Automobile. The Company shall provide Employee with an automobile, of the quality as in effect on the date of this Agreement and to be updated in accordance with the Company's procedures for employees generally, for business and personal use and shall pay all reasonable use and maintenance costs related to such automobile, including, but not limited to, gasoline, oil, tires, repairs, maintenance, and insurance.

      4.8 Reimbursement of Expenses. The Employee may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses as in effect from time to time during the Employment Period, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse the Employee for such expenses from time to time, at the Employee's request, and the Employee shall account to the Company for all such expenses.

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5.    Termination.

      5.1 Death. This Agreement shall terminate automatically upon the death of the Employee.

      5.2 Disability. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.7 and 10.1 hereof, upon the Disability of the Employee.

      5.3 Cause. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 5.7 and 10.1 hereof, for Cause. For purposes of this Agreement, "Cause" means (i) the conviction of the Employee of a crime or criminal offense involving theft, fraud, embezzlement or other felony, (ii) the Employee's willful refusal, without proper legal cause, to perform his duties and responsibilities as contemplated in this Agreement or (iii) the Employee's engaging (A) in activities which would constitute a material breach of a material term of this Agreement, the Company's Code of Ethics, the Company's policies and regulations, including but not limited to, policies regarding trading in the Common Stock or reimbursement of business expenses or any other applicable policies, rules or regulations of the Company, or (B) in improper conduct which would result in a material injury to the business, condition (financial or otherwise), results of operations or prospects of the Company or its Affiliates (as determined in good faith by the Board of Directors of the Company or a committee thereof); provided, however, that no termination pursuant to clause (ii) or (iii) hereof shall become effective unless Employee shall have failed to cure such Cause to the satisfaction of the Board of Directors of the Company in their sole discretion within thirty (30) days after receiving a Notice of Termination detailing the alleged Cause.

      5.4 Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Employee delivered in accordance with Sections
5.7 and 10.1 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated "Without Cause" if the Employee is terminated by the Company for any reason other than Cause, Disability or death.

      5.5 Good Reason. Prior to a Change in Control, the Employee may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a material diminution of the Employee's title, authority, status or responsibilities; (ii) a material breach by the Company of this Agreement; or (iii) the Company requires Employee to locate his office to a location more than fifty miles outside of the Houston, Texas metropolitan area.

      5.6 Voluntary Termination. The Employee may voluntarily terminate this Agreement, upon written notice to the Company delivered in accordance with Sections 5.7 and 10.1 hereof.

      5.7 Notice of Termination. Any termination of this Agreement by the Company for Cause, Without Cause or as a result of the Employee's Disability, the Employee's Termination for Good Reason, or Voluntary Termination by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes

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of this Agreement, a "Notice of Termination" means a written notice which (i)
indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) specifies the termination date, if such date is other than the date of receipt of such notice (which termination date, except as provided in Section 5.3, shall not be more than 15 days after the giving of such notice).

6.    Obligations of Company upon Termination.

      6.1   Cause; Death or Voluntary Termination by Employee. If this
Agreement shall be terminated either by the Company for Cause, or as a result of the Employee's death or Voluntary Termination by Employee, or expiration of the Employment Period, the Company shall pay to the Employee or, if applicable, to Employee's estate:

            (a) payment in accordance with regular payroll procedures of Employee's Base Salary (as in effect on the Date of Termination) due through the Date of Termination; and

            (b) all benefits under the Company's benefit plans and programs in which Employee participates, subject to the terms and conditions of such plans. Employee's participation in all Company benefit plans and programs shall cease as of the Date of Termination subject to the terms and conditions of the governing plan documents of such plans.

In addition, if this Agreement is terminated on account of the Employee's death, a pro rata portion of the Bonus payable pursuant to Section 4.2 due through the Date of Termination shall be paid to the Employee's estate in a cash lump sum.

      6.2 Prior to a Change in Control: Without Cause, Disability or for Good Reason. If prior to a Change in Control, this Agreement shall be terminated by the Company Without Cause, or due to Employee's Disability, or by the Employee for Good Reason, the Company shall pay to the Employee, (i) payment in accordance with regular payroll procedures of Employee's Base Salary (as in effect on the Date of Termination) due through the Date of Termination; (ii) payment of a pro rata Bonus for the period through the Date of Termination;
(iii) all benefits under the Company's benefit plans and programs in which Employee participates, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Employee and dependents of Employee on the Date of Termination shall be continued for a period of the lesser of 18 months or the remainder of the Employment Term without the application of the Automatic Extension described in Section 3 not yet in effect with premiums to be paid by Employee at the same rate paid by employees who have not been terminated and such period of coverage shall be offset by any period of group health continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); and (iv) an amount, payable pro rata over a period of 18 months, equal to the sum of (A) the lesser of (1) one and one-half times the Base Salary in effect during the current year and (2) the aggregate amount of Base Salary that would be due under the remaining term of the Employment Period without the application of any Automatic Extension described in Section 3 not yet in effect; and (B) one and one-half times the Bonus paid for the

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immediate preceding full year. All amounts shall be paid in accordance with the
Company's normal payroll practices and subject to applicable federal, state and local taxes.

         6.3 After a Change in Control: Without Cause, Disability or for Good Reason. If after a Change in Control this Agreement shall be terminated by the Company Without Cause or due to the Employee's Disability or by the Employee for Good Reason, the Company shall pay to the Employee, (i) payment in accordance with regular payroll procedures of Employee's Base Salary (as in effect on the Date of Termination) due through the Date of Termination; (ii) payment of a pro rata Bonus for the period through the Date of Termination; (iii) all benefits under the Company's benefit plans and programs in which Employee participates, subject to the terms and conditions of such plans; provided, however, that group medical benefits for Employee and dependents of Employee on the Date of Termination shall be continued for a period of three years with premiums to be paid by Employee at the same rate paid by employees who have not been terminated and such period of coverage shall be offset by any period of group health continuation coverage required under COBRA; and (iv) payment in a lump sum on or within ten days following the applicable Date of Termination of an amount equal to the sum of (A) three times the base salary as in effect on the Date of Termination and (B) three times the highest Bonus received in any one of the three years preceding the Date of Termination. All amounts shall be subject to applicable federal, state and local taxes, and (excepting payment pursuant to clause (iv)) paid in accordance with the Company's normal payroll practices.

         6.4 Change in Control; Requirement of an Additional Payment in Certain Circumstances.

               (a) In the event that Employee is deemed to have received an "excess parachute payment" (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the "Excise Taxes") imposed by
         Section 4999 of the Code in respect of any payment pursuant to this Agreement or any other agreement, plan, instrument or obligation, in whatever form, the Company shall make the Additional Payment (defined below) to Employee notwithstanding any contrary provision in this Agreement or any other agreement, plan, instrument or obligation.

               (b) The term "Additional Payment" means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by Employee, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Additional Payment, such that Employee shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Additional Payment, Employee shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate, to which the Additional Payment and Employee are subject. An example of the calculation of the Additional Payment is set forth below. Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and Employee is not subject to state income taxes. Further assume that Employee has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000 x 20%) in

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         Excise Taxes are payable. The amount of the required Additional Payment is thus computed to be $100,000, i.e., the Additional Payment of $100,000, less additional Excise Taxes on the Additional Payment of $20,000 (i.e., 20% x $100,000) and income taxes of $40,000 (i.e., 40% x
         $100,000), yields $40,000, the amount of the Excise Taxes payable in respect of the original excess parachute payment.

               (c) Employee agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Employee that are "contingent on a change," as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by Employee before the date of such change or to be rendered by Employee on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by Employee, Employee shall refund to the Company any excess Additional Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of receipt of the Additional Payment). Notwithstanding the foregoing, Employee shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii) exposes Employee to personal liability. Employee may require the Company to deliver to Employee an indemnification agreement in form and substance reasonably satisfactory to Employee as a condition to taking any action required by this subsection (c).

               (d) The Company shall make any payment required to be made under this Section 6.4 in a cash lump sum after the date on which Employee received or is deemed to have received any such excess parachute payment. Any payment required to be paid by the Company under this Section 6.4 which is not paid within 30 days of receipt by the Company of Employee's written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Employee immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum with interest.

               (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Employee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.

               (f)   All determinations required to be made under this Section
         6.4 including, without limitation, whether and when a Additional Payment is required, and the amount of such Additional Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the Change in Control Date by the independent tax consultant(s) selected by the Company and reasonably acceptable to Employee ("Tax Consultant").

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         The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to this
         Section 6.4 shall be paid by the Company to the Internal Revenue
         Service or any other appropriate taxing authority on Employee's behalf within five (5) business days after receipt of the Tax Consultant's final determination to Company and Employee.

               (g) If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by Employee, the Tax Consultant shall furnish Employee with a written opinion that failure to disclose or report the Excise Taxes on Employee's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.

               (h) The Company shall indemnify and hold harmless the Employee, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Employee with respect to the exercise by the Company of any of its rights under this
         Section 6.4, including, without limitation, any Losses related to the Company's decision to contest a claim of any imputed income to Employee. The Company shall pay all fees and expenses incurred under this Section 6.4, and shall promptly reimburse Employee for the reasonable expenses incurred by Employee in connection with any actions taken by the Company or required to be taken by Employee hereunder. Any payments owing to Employee and not made within 30 days of delivery to the Company of evidence of Employee's entitlement thereto shall be paid to Employee together with interest at the maximum nonusurious rate permitted by law.

7.       Employee's Obligation to Avoid Conflicts of Interest.

         7.1 In keeping with the Employee's fiduciary duties to the Company and in addition to the Company's policies and procedures regarding conflicts of interest, the Employee agrees that he shall not knowingly during the term of his employment hereunder become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. The Employee further agrees to disclose to the Company, promptly after discovery, any facts or circumstances which might involve a conflict of interest with the Company.

         7.2 The Company and the Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, the Company and the Employee recognize that there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Company is all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company's interests have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship.

         7.3 In this connection, it is agreed that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of

                                       -9-

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interest; provided, however, that the Company acknowledges that Employee is a director of Wembley Limited and the Employee's provision of such services to Wembley Limited is acceptable to the Company as long as such services do not result in a conflict of interest. Circumstances in which a conflict of interest on the part of the Employee would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:

               (a) Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

               (b) Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business.

               (c) Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which the Company does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest.

               (d) Improper use of information or facilities to which the Employee has access in a manner which will be detrimental to the Company's interests, such as use for the Employee's own benefit of know-how or information developed through the Company's business activities.

               (e) Improper disclosure or other misuse of information of any kind obtained through the Employee's connection with the Company.

               (f) Acquiring or trading in, directly or indirectly, other properties or interests connected with the design or marketing of products or services designed or marketed by the Company.

8.       Employee's Confidentiality Obligation.

         8.1   (a)   Employee acknowledges that his employment hereunder gives
him access to Confidential Information relating to the business of the Company, its Affiliates and their customers that must remain confidential. Employee acknowledges that this information is valuable, special, and a unique asset of the business of the Company and its Affiliates, and that it has been and will be developed by the Company and its Affiliates at considerable effort and expense, and if it were to be known and used by others engaged in a Competitive Business, it would be harmful and detrimental to the interests of the Company and its Affiliates. In consideration of the foregoing, Employee hereby agrees and covenants that, during and after the Employment Period, Employee will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee's own benefit or for the benefit of anyone other than the Company or its Affiliates, Confidential Information (as defined in Section 8.2) whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the

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Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business of the Company or its Affiliates, or (ii) otherwise in connection with Employee's performance of his duties hereunder on behalf of the Company. Employee shall not remove any Confidential Information from the premises of the Company and its Affiliates, except as required in his normal course of employment by the Company. Employee shall instruct all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, if practicable, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Employment Period, or thereafter, all Confidential Information which he may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Employment Period exclusively belongs to the Company (and not to Employee). Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

         (b) In the event that Employee breaches his obligations in any material respect under this Section 8, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, including but not limited to an injunction, and without limiting its right to pursue the same shall cease all payments and benefits to Employee under Section 6 of this Agreement.

         (c) The terms of this Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

         8.2 "Confidential Information" means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, or (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates, and (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

               (a) Internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

          (b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing and sales techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

          (c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates;

          (d) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

          (e) Any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how" and trade secrets; and

          (f) Business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Company or its Affiliates, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof.

     8.3 As a consequence of the Employee's acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

          (a) At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company and its Affiliates, other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company).

          (b) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company's prior written consent.

          (c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

9.   Employee's Non-Competition Obligation.

     9.1 Employee acknowledges that the services to be provided by him under this Agreement give him the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company, and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, including but not limited to, the amounts payable by the Company upon termination of Employee Without Cause, Employee covenants and agrees that:

          (a) During the Restricted Period, Employee will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any Competitive Business without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of Employee referred to above occur or are performed within or without the Market or
     (C) whether Employee resides, or reports to an office, within or without the Market; provided, however, that (x) Employee may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a Competitive Business whose capital stock is traded publicly, or that (y) Employee may accept employment with a successor company to the Company.

          (b) During the Restricted Period, Employee will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with any of the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Company from providing a letter of recommendation to an employee with respect to a future employment opportunity.

          (c) The scope and term of this Section 9 would not preclude him from earning a living with an entity that is not a Competitive Business.

          (d) The terms of this Section 9 shall survive termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

     9.2 "Competitive Business" means any business which competes, directly or indirectly, with the Company's or an Affiliate's business in the Market.

     9.3 "Market" means any county in the United States of America and each other similar jurisdiction in any other country in which the business of the Company or its Affiliates was conducted, pursued by, or engaged in prior to the date hereof or is conducted or engaged in or pursued, or is proposed to be conducted, engaged in or pursued, by the Company or an Affiliate during the Employment Period.

     9.4 "Restricted Period" means the period commencing on the date of this Agreement and continuing through (i) prior to a Change in Control, the eighteen-month anniversary of the Date of Termination or (ii) after a Change in Control, the three year period after the Date of Termination.

     9.5 In the event that Employee breaches his obligations in any material respect under this Section 9, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, including but not limited to an injunction, and without limiting its right to pursue the same shall cease all payments and benefits to Employee under Section 6 of this Agreement.

10.  Miscellaneous.

     10.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

          If to the Company to:

          Gundle/SLT Environmental, Inc.
          19103 Gundle Road
          Houston, Texas 77073
          Attention: Chairman, Compensation Committee

          If to the Employee to:

          Samir T. Badawi
          5303 Holly Springs Drive
          Houston, Texas 77056
or to such other names or addresses as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 10.1.

         10.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

         10.3 No Mitigation; No Offset. In the event of any termination of the Employee's employment hereunder, the Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Employee under this Agreement or otherwise on account of (a) any claim that the Company may have against him or (b) any remuneration or other benefit earned or received by the Employee after such termination.

         10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

         10.5 Entire Agreement; No Oral Amendments. This Agreement, together with any exhibit attached hereto and any document, policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

         10.6 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

         10.7 Jurisdiction; Venue. The laws of the State of Texas shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and the Employee agree that the state and federal courts situated in Harris County, Texas shall have personal jurisdiction over the Company and the Employee to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Harris County, Texas, and as such, the Company and the Employee agree that venue shall be proper with the state or federal courts in Harris County, Texas to hear such disputes. In the event either the Company or the Employee is not able to effect service of process upon the other party hereto with respect to such disputes, the Company and the Employee expressly agree that the Secretary of State for the State of Texas shall be an agent of the Company and/or the Employee to receive service of process on behalf of the Company and/or the Employee with respect to such disputes.

          10.8 Indemnification. Employee shall be entitled to indemnification as provided to other officers and directors generally under the Company's indemnification policies and procedures.

          10.9 Injunctive Relief. The Company and the Employee agree that a breach of any term of Sections 8 or 9 of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee's duties or responsibilities hereunder.

          10.10 Arbitration.

                (a) If a dispute arises about whether Cause or Good Reason has occurred, the Employee's Termination Date shall be deferred until such dispute is resolved under American Arbitration Association commercial dispute resolution rules and procedures (the "Rules"). Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party's notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Harris County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

               (b) The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration.

               (c) The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

               (d) (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act; and
          (2) the
         parties hereto agree that the arbitration award may he entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Employee hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                (e) Each party shall pay any monetary amount required by the arbitrator's award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney's fees which are reasonably incurred by the other party as determined by the arbitrator.

         10.11 Attorney's Fees. Except as otherwise provided herein, Employee's reasonable attorneys' fees actually incurred in connection with negotiating and/or enforcing this Agreement shall be paid by the Company.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

                                       GUNDLE/SLT ENVIRONMENTAL, INC.


                                       By:  /s/ E. T. Sheehan
                                            -----------------
                                       Name:  Edward. T. Sheehan
                                              ------------------
                                       Title:  Chairman Compensation Committee
                                               -------------------------------

                                       EMPLOYEE:


                                       By:  /s/ Samir T. Badawi
                                            -------------------
                                                Samir T. Badawi